Exhibit 99.1

Attachmate WRQ Public Relations Susanne Smith susannes@attachmatewrq.com 206-301-6655	For additional information, contact: NetIQ Public Relations Patricia Morley patricia.morley@netiq.com 713-418-5782 NetIQ Investor Relations Greg Klaben greg.klaben@netiq.com 713-418-5782

NETIQ TO BE ACQUIRED BY ATTACHMATEWRQ

Acquisition Strengthens AttachmateWRQ’s Leadership Position in Enterprise Software

SEATTLE and SAN JOSE, Calif., April 27, 2006 — AttachmateWRQ and NetIQ Corporation (Nasdaq: NTIQ) today announced the signing of a definitive agreement under which NetIQ will be acquired by AttachmateWRQ. Under terms of the agreement, AttachmateWRQ has agreed to pay $12.20 per share in cash to NetIQ shareholders. Based on the number of shares of NetIQ common stock and common stock options outstanding on April 27, 2006, the transaction is valued at approximately $495 million.

AttachmateWRQ, the result of the merging of Attachmate Corp. and WRQ, Inc. in 2005, is owned by an investment group led by Golden Gate Capital, Francisco Partners and Thoma Cressey Equity Partners. Upon completion of the acquisition, NetIQ will operate as an AttachmateWRQ business unit and will no longer be publicly traded.

This acquisition brings together two leading companies with complementary strategic visions and technology, and a shared commitment to customer satisfaction. Together, AttachmateWRQ and NetIQ comprise a $400 million company, serving over 40,000 customers in over 60 countries, with near complete market penetration of the Global 10,000. AttachmateWRQ, with NetIQ, is uniquely prepared to provide mission-critical enterprise software to enable customers to extend, manage and secure their IT infrastructures.

“The combination of AttachmateWRQ and NetIQ creates a formidable enterprise software company with greater resources and scale,” said Jeff Hawn, chairman, president and CEO at AttachmateWRQ. “Together, we are well-positioned to better serve our combined customer base with more products and resources than ever before.”

“Today’s announcement is a great outcome for NetIQ and its shareholders,” added Chuck Boesenberg, chairman and CEO of NetIQ. “The board and management team of NetIQ determined, after a detailed review of all alternatives, that the best option to maximize shareholder value and to better execute on NetIQ’s strategy is through an acquisition by AttachmateWRQ.”

The transaction has been unanimously approved by the boards of directors of both companies and is expected to close in approximately 90 days, subject to customary closing conditions, including approval by NetIQ shareholders and regulatory approvals.

Morgan Stanley advised the board of directors of NetIQ and provided a fairness opinion to it in connection with the transaction. Credit Suisse advised the board of directors of AttachmateWRQ.

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NetIQ provides integrated systems and security management solutions that empower IT organizations with the knowledge and ability necessary to assure IT service. AttachmateWRQ is a leader in multi-host access, integration, security and desktop management.

About AttachmateWRQ

AttachmateWRQ focuses on extending more information, to more people, in the most secure and manageable way possible. The leader in multi-host access and integration, the company enables organizations to maximize the value of their existing IT investments as they advance their long-term business and IT strategies. AttachmateWRQ serves over 40,000 customers in nearly 60 countries worldwide. For more information, visit www.attachmatewrq.com.

About NetIQ

NetIQ is a leading provider of integrated systems and security management solutions that empower IT organizations with the knowledge and ability necessary to assure IT service. NetIQ’s Knowledge-Based Service Assurance products and solutions include embedded knowledge and tools to implement industry best practices and to better ensure operational integrity, manage service levels and risk, and ensure policy compliance. NetIQ’s modular, best-of-breed solutions for Performance & Availability Management, Security Management, Configuration & Vulnerability Management, and Operational Change Control integrate through an open, service-oriented architecture allowing for common reporting, analytics and dashboards. For more information about NetIQ, visit www.netiq.com or call (888) 323-6768.

Additional Information

NetIQ will file a proxy statement and other documents regarding the proposed transaction described in this press release with the Securities and Exchange Commission. Investors and shareholders are urged to read the proxy statement and such other materials when they become available because they will contain important information about NetIQ and the proposed transaction. A definitive proxy statement will be sent to shareholders of NetIQ seeking their approval of the transaction. In addition to the proxy statement, NetIQ files annual, quarterly, and special reports, proxy statement and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by NetIQ free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov.

NetIQ’s directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be participants in the solicitation of proxies from the NetIQ shareholders in connection with the proposed transaction. Information about NetIQ’s directors and officers can be found in NetIQ’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other documents regarding the proposed transaction when they become available.

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Copyright © 2006 Attachmate Corporation. All Rights Reserved. AttachmateWRQ, the AttachmateWRQ logo, Attachmate and WRQ are either registered trademarks or trademarks of Attachmate Corporation, in the USA and other countries. All other trademarks, trade names, or company names referenced herein are used for identification only and are the property of their respective owners.

Copyright © 2006 NetIQ Corporation. All Rights Reserved. NetIQ and the NetIQ logo are either registered trademarks or trademarks of NetIQ Corporation, in the USA and other countries. All other trademarks, trade names, or company names referenced herein are used for identification only and are the property of their respective owners.